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                   Berkshire Realty Company, Inc. ( NYSE-BRI )

                                  NEWS RELEASE
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FOR FURTHER INFORMATION CONTACT:
AT THE COMPANY:                             AT THE FINANCIAL RELATIONS BOARD:
David Marshall, CEO (617) 556-1516          Laurie Berman, General Information (310) 442-0599
Marianne Pritchard, CFO (617) 556-1512      Stephanie Mishra, Analyst Information (415) 986-1591
Shareholder Relations  (888) 867-0100       Martin Gitlin, Media Information (212) 661-8030
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                       BERKSHIRE REALTY COMPANY ANNOUNCES
         ENGAGEMENT OF LAZARD FRERES & CO. LLC AND LEHMAN BROTHERS INC.


Boston, MA - May 26, 1998 -- Berkshire Realty Company, Inc. (NYSE:BRI), a self-administered and self-managed, multifamily real estate investment trust, announced today that it has engaged Lazard Freres & Co. LLC as advisor and Lehman Brothers Inc. as co-advisor to assist the Company in the exploration and evaluation of strategic alternatives. These alternatives include the potential sale or merger of the Company and the plan of liquidation that the Company is required to submit to its shareholders on or before December 31, 1998.

         Commenting on the engagement of the financial advisors, Douglas Krupp, Chairman of the Board, and David Marshall, President and CEO of the Company, said, "We believe that this is an appropriate time for Berkshire to review its strategic direction. We have engaged Lazard Freres and Lehman Brothers to assist us because of their knowledge and experience in the REIT industry and in the evaluation of strategic alternatives."

         Berkshire Realty Company, Inc. is a self-administered and self-managed, multifamily real estate investment trust which acquires, renovates, rehabilitates, develops and operates apartment communities. The Company currently owns 75 apartment communities consisting of approximately 22,400 units located in Florida, Texas and the mid-Atlantic and Southeastern United States and manages an additional 19 apartment communities consisting of 7,700 units.

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